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                                                Exhibit 23.2



          CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS




As independent public accountants, we consent to the incorporation by reference in this Registration Statement on Form S-8 for the Forest Oil Corporation 1999 Employee Stock Purchase Plan of our report dated February 12, 1998 relating to the statement of oil and gas revenue and direct operating and production expenses of Forest Oil Corporation's interest in certain oil and gas producing properties for the year ended December 31, 1997, which report appears in Form 8-K/A of Forest Oil Corporation dated February 3, 1998.



                              ARTHUR ANDERSEN LLP




New Orleans, Louisiana
June 25, 1999